Exhibit 10.3
Execution Copy
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”), dated June 15, 2011, by and among Southern Union Company, a Delaware corporation (the “Company”), Energy Transfer Equity, L.P. (“Parent”), and George L. Lindemann (“Consultant”), shall be effective as of the Effective Date (as hereinafter defined).
RECITALS
     WHEREAS, the Company, Parent and Sigma Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will become a wholly-owned subsidiary of Parent;
     WHEREAS, as a material incentive for Parent and Company to execute the Merger Agreement, and subject to the consummation of the Merger, Consultant shall cease his employment with and as a director of the Company and of all of its subsidiaries (the “Termination”), effective as of the Closing (as defined in the Merger Agreement), and Consultant will thereafter be retained by the Company as a consultant, subject to the terms and provisions of this Agreement;
     WHEREAS, in order to protect the goodwill and purchase of the Company, Consultant and Parent have entered into that certain Non-Competition, Non-Solicitation and Confidentiality Agreement of even date herewith (the “Non-Competition Agreement”);
     WHEREAS, Consultant is a key and one of the top two paid employees at the Company, and has invaluable knowledge and expertise regarding the Company and the Company’s operations;
     WHEREAS, due to Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, the Consultant; and
TERMS AND CONDITIONS OF AGREEMENT
     NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Effective Date. The “Effective Date” shall mean the date on which occurs the Closing. In the event that the Closing does not occur, this Agreement shall not become effective.
     2. Consulting Period. The Company hereby engages Consultant as a consultant, subject to the terms and provisions of this Agreement, for the period commencing at the Closing and ending on the fifth (5th) anniversary of the Effective Date (the “Consulting Period”). Notwithstanding the foregoing, the Consulting Period shall be subject to earlier termination pursuant to Section 7 hereof.
     3. Consulting Services. Consultant shall render such consulting services (the “Consulting Services”) during the Consulting Period as the Company may reasonably request from time to time upon reasonable prior notice; provided, however that other than reasonable services to assist in the integration of the various entities and businesses of the Company and its subsidiaries, Consultant’s duties shall be consistent with those services previously rendered by Consultant to the

Company. Consultant shall report to the Chief Executive Officer and/or the Board of Directors (the “Board”) of the Company. The Consultant shall be required to provide services, to the extent requested by the Chief Executive Officer and/or the Board, up to 40 hours per week during the first year of the Consulting Period, up to 30 hours per week during the second year of the Consulting Period, and up to 20 hours per week during the third through fifth years for the Consulting Period. The Consulting Services shall be performed at such place(s) as shall be mutually agreed upon by the Consultant and the Company. Consultant shall devote his reasonable best efforts, skill and attention to the performance of such Consulting Services, which may include travel reasonably required in the performance of such Consulting Services provided that any such travel will be with the use of Company aircraft at Company expense. Consultant shall be an independent contractor in providing the Consulting Services; as such, except as prohibited by the Non-Competition Agreement, Consultant is free to engage in other services and/or employment.
     4. Consulting Fee. As compensation for the Consulting Services, Consultant shall receive a fee of U.S. $3,000,000.00 (Three Million dollars) per annum (the “Consulting Fee”) for each year of the Consulting Period (i.e., for five years) and shall be payable starting the Effective Date. The Consulting Fee shall be paid to the Consultant no less frequently than on a monthly basis for sixty months which monthly amount, for the avoidance of doubt, will be equal to the annual Consulting Fee divided by twelve (12). Consultant shall be responsible for, and shall pay, any and all taxes on such sums.
     5. Other Compensation and Benefits.
          5.1. Clubs and Life and Other Insurance. The Company shall transfer to Consultant, within ten (10) days after the Effective Date, all right, title or other ownership interest the Company may have in (i) any club memberships in the name of Consultant provided by the Company immediately prior to the Effective Date for use by Consultant and (ii) any life and/or other insurance owned by the Company on Consultant’s life and/or otherwise with respect to the Consultant immediately prior to the Effective Date, if permitted under the terms of such memberships and policies or otherwise permitted by the relevant organizations and insurance companies.
          5.2. Offices and Administrative Assistant. During the Consulting Period, Consultant shall be entitled to: (i) occupy the offices currently maintained by the Company for the Consultant, including without limitation in the Company’s office buildings in New York City, Houston and Palm Beach that he occupied and/or used immediately prior to the Effective Date; (ii) use the parking spaces that he was assigned and/or used immediately prior to the Effective Date, expressly including at the Company’s offices in New York City, Houston and Palm Beach that he was assigned and/or used immediately prior to the Effective Date; and (iii) receive administrative assistant services of the same type and to the same extent as such services were provided to him immediately prior the Effective Date and be permitted to retain and/or select his administrative assistant the cost for which shall be borne by the Company. In addition, the Consultant will be afforded continued use, with full technical support, all at the expense of the Company, of home office and mobile electronic equipment, including without limitation personal computers, blackberry, and mobile telephones and electronic communications devices, no less favorable than currently afforded to the Consultant, and at the election of the Consultant to be the same such equipment as currently used by the Consultant.

          5.3. Health and Related Benefits. During the Consulting Period and at the Company’s expense, Consultant, at Consultant’s election and to the fullest extent permitted by law, shall be eligible to participate in any and all benefit plans available to employees (including, but not limited to, medical and dental insurance, retirement plans, disability insurance and life insurance) implemented by the Company or Parent from time to time for its executive employees and their families. Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies; provided, however, if Consultant is not be eligible to participate in any employee benefit plan, the Company shall reimburse Consultant for the costs he incurs to separately secure such benefits, such reimbursement to Consultant to be made by the Company on a grossed-up basis so that the net amount, after taxes, is equal to the sum Consultant is required to pay to acquire such benefits.
          5.4. Private Air Travel. During the Consulting Period, to ensure his reasonable availability for purposes of this Agreement and for the compensation and benefits of Consultant, Consultant shall be entitled to the use of Company aircraft at Company expense for any and all business and personal travel on terms no less favorable than currently (immediately prior to the time this Agreement is entered into) afforded to the Chief Executive Officer of the Company and his spouse and invitees, with the type of aircraft and aggregate annual hours of air travel expressly to be no less favorable than currently afforded, but with the understanding that the Consultant (and his spouse and invitees) and Eric D. Herschmann (and his family and invitees) together will be entitled each year to no more than the current aggregate annual hours of air travel afforded to them by the Company immediately prior to the time this Agreement is entered into. When the Company aircraft is used by the Consultant for personal transportation, the Consultant shall be imputed income based on the value of the use of the aircraft per the Standard Industry Fare Level method, adjusted accordingly.
          5.5. Time Off. While the Consultant is not an employee of the Company, he shall nonetheless be entitled to time off (the equivalent of vacation were Consultant to be an employee) of a minimum of thirty (30) days each calendar year, separate and apart from religious and national holidays, during which he will not be asked to perform any Consulting Services.
     6. Expenses. Upon presentation of documentation reasonably acceptable to the Company, the Company shall reimburse, or if requested by Consultant the Company shall advance, Consultant for all reasonable out-of-pocket expenses (other than expenses for matters described above, such as for air travel, which shall be considered pre-approved and paid for directly by the Company) incurred by Consultant in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s expense reimbursement policy in effect from time to time; provided, however, that any single expense in excess of $10,000 shall require prior approval by the Parent officer charged with expense review for the Company.
     7. Termination of Consulting Period.
          7.1. Termination of Consulting Period. Notwithstanding any other provision hereof, the Consulting Period and Consultant’s services as a consultant hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate:
               (a) upon the death or disability of Consultant;

               (b) for “Cause” (as defined in Section 7.2 below), upon a Notice of Termination given by the Company to Consultant after compliance with Section 7.4 below;
               (c) for “Good Reason” (as defined in Section 7.3 below), upon a Notice of Termination given by Consultant to the Company after compliance with Section 7.4 below;
               (d) without “Cause,” upon a Notice of Termination given by the Company to Consultant after compliance with Section 7.4 below;
               (e) upon Consultant’s voluntary resignation for any reason other than Good Reason, upon a Notice of Termination given by Consultant to the Company after compliance with Section 7.4 below; or
               (f) on the expiration date of the Consulting Period.
          7.2. Cause. The Company shall have Cause to terminate the Consultant (and hence the Consulting Period) if Consultant (a) willfully, materially and continually fails to substantially perform the Consulting Services (other than a failure resulting from Consultant’s illness or disability), (b) materially breaches the Non-Competition Agreement; or (c) willfully engages in illegal conduct, gross misconduct, or a material and clearly established violation of the Company’s written policies and procedures applicable to Consultant and henceforth provided to Consultant by the Company or Parent to Consultant) which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Consulting Period shall be for Cause under any circumstance until (x) there shall have been delivered to Consultant a written notice authorized by three-quarters (3/4) of the members of the Board, specifying in detail the particulars of Consultant’s conduct which allegedly violates (a), (b) and/or (c) above (the “Written Notice”), (y) Consultant shall have been provided an opportunity to be heard in person by at least three-quarters of the members of the Board (with the assistance and appearance of Consultant’s counsel if Consultant so desires; provided that, Consultant shall be entitled to recover from the Company the reasonable costs and attorneys’ fees incurred at and in preparation for such hearing), and (z) a resolution is adopted in good faith by three-quarters (3/4) of such members of the Board confirming such violation; provided further, that if the Company does not deliver to Consultant the Written Notice within sixty (60) days after the any officer or Board member of the Company has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause; and provided further that any such conduct which allegedly by Consultant violates (a), (b) and/or (c) above continues unremedied by Consultant for a period of at least sixty (60) days after such Written Notice has been delivered to Consultant specifying the manner in which Consultant has conducted himself that allegedly constitutes Cause. No act, nor failure to act, on Consultant’s part, shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or any of its subsidiaries or affiliates. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Consultant after Notice of Termination is given by or to Consultant shall constitute Cause.
          7.3. Good Reason. Consultant may terminate the Consulting Period for Good Reason upon the occurrence of a material breach by the Company of any provision of this Agreement, including without limitation any change in Consultant’s reporting line or duties or where Consultant may perform such duties, and any failure of the Company or Parent, as applicable, to make timely payment of the amounts and/or benefits due or to otherwise satisfy any of its obligations to Consultant. Consultant must provide written notice to the Company of the existence of the condition constituting “Good Reason” within a period not to exceed sixty (60) days after the initial existence of the condition, and the Company must be provided a period of at least ten (10) days during which it may remedy the condition if remediable and, if such condition is so remedied within such period, Consultant shall not have the right to terminate the Consulting Period for Good Reason; provided, however, that a subsequent breach of the same or a substantially similar nature by the Company shall not entitle the Company to a right to remedy such repeated breach.
          7.4. Notice of Termination. Any termination of the Consulting Period by the Company or by Consultant (other than termination as a result of Consultant’s death) shall be communicated by written Notice of Termination to the other parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice setting forth the specific termination provision in this Agreement relied upon and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period under the provision so indicated.
          7.5. Date of Termination. “Date of Termination” shall mean the date on which the Consulting Period terminates, which shall be, if Consultant is terminated: (i) by his death, the date of his death; (ii) for Cause, the date specified in the Notice of Termination if no cure occurs; (iii) upon the expiration date of the Consulting Period, the last day of the Consulting Period; and (iv) for any other reason, the date specified in the Notice of Termination, which date shall, in the case of a voluntary resignation without Good Reason by Consultant, be no later than thirty (30) days after the Notice of Termination is given.
     8. Benefits Upon Certain Terminations.
          8.1. Termination without Cause, for Good Reason or upon Consultant’s Death or Disability. Upon a termination of the Consulting Period: (i) by the Company without Cause (including any lawful termination by the Company due to Consultant’s disability); (ii) by Consultant for Good Reason; or (iii) by reason of Consultant’s death, Consultant, or Consultant’s estate as the case may be, shall be entitled to all payments and/or benefits to which the Consultant otherwise would be have entitled to pursuant to this Agreement had such events not have occurred, except that at the election of Consultant, Consultant may require a cash payment in lieu of in-kind benefits with such cash value to be determined by a third-party appraiser retained by Consultant at the expense of the Company.
          8.2. Termination for Cause By Company or A Voluntary Resignation By Consultant Without Good Reason. Upon the termination of the Consulting Period for Cause or a Voluntary Resignation by Consultant without Good Reason: (i) the Consultant shall repay to the Company such percentage of the Consulting Fee, if any, representing any excess Consulting Fee paid to Consultant by the Company (determined by calculating the percentage of the five year Consulting Period completed as of the date of such termination as compared to the percentage of the five years of Consulting Fee paid to Consultant as of such date); (ii) the right to an office and assistant and to private air travel shall terminate at the time of such termination; and (iii) health benefits will be governed by COBRA to the extent permitted by law. The Company will promptly pay to Consultant any incurred but unpaid or unreimbursed Expenses.
          8.3. No Mitigation. Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking consultancy and/or employment or otherwise, and the amount of any payment or other benefit provided for under this Agreement shall not be reduced by any compensation earned by Consultant as the result of consultancy and/or employment after the termination of the Consulting Period, or otherwise.
          8.4. Section 409A of the Code; Delay of Payments. The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, if any payment or benefit pursuant to this Agreement should be deemed to be subject to an additional tax pursuant to Section 409A of the Code, the cash payments pursuant to this Agreement shall be grossed up by the Company and promptly paid to Consultant to ensure that the net amounts and benefits after any such tax received by the Consultant are no less than would have been received had Section 409A of the Code not have been deemed to apply to such payments and benefits.
     9. Parent’s Guarantee of Payment and Benefits. In the event that Consultant is entitled to receive any payment and/or benefit under this Agreement from the Company and the Company fails to timely make and/or provide such payment or benefit, Parent shall, within five business days, satisfy the obligation of the Company to make or provide such payment or benefit. To the extent applicable, this is a guarantee of payment not a guarantee of collection.
     10. Indemnification.
          10.1. The Company and Parent shall indemnify and hold Consultant harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees and other costs incurred by Consultant, in connection with the defense of, or as a result of any action or proceeding or any appeal from any action or proceeding, in which Consultant is made or is threatened to be made a party by reason that Consultant is or was a consultant to, the Company or any of its subsidiaries or affiliates, at least to the same extent that directors and officers of the Company are indemnified by the Company under the Company’s by-laws as in effect from time to time. Such indemnification shall also include any attorneys’ fees Consultant incurs in connection with his attendance at and/or cooperation with the Company and/or the Parent with respect to any threatened and/or pending lawsuit, arbitration, and/or governmental, administrative and/or regulatory inquiry
          10.2. This indemnification shall be in addition to and not in lieu of the indemnifications contained in the Merger Agreement and any other indemnification obligations which apply with respect to Consultant’s roles with the Company prior to the Effective Date and shall continue in effect to the extent provided in the Merger Agreement and such other indemnification agreements.
     11. Change of Control. The parties represent and acknowledge that the Merger Agreement pursuant to which the Merger Sub will be merged with and into the Company and, as a result of which, the Company will become a wholly-owned subsidiary of Parent, and the resulting termination of Consultant’s employment with the Company, constitutes a Change of Control and requires the Company, under any employment and/or other agreement Consultant has with the Company and/or otherwise, to provide Consultant with full vesting of all the Consultant’s outstanding equity-based compensation awards (including stock options, restricted stock, stock appreciation rights and cash restricted units) granted under the Company’s stock and incentive plans, as in effect from time to time.
     12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh (7th) day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

the Company or Parent:	ENERGY TRANSFER EQUITY, L.P.
3738 Oak Lawn Avenue
Dallas, TX 75219
Facsimile: (214) 981-0706
Attention: General Counsel

with a copy to:

LATHAM & WATKINS LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Facsimile: (713) 546-5401
Attention: William N. Finnegan IV, Esq.
Sean T. Wheeler, Esq.

Consultant:	GEORGE L. LINDEMANN
1565 North Ocean Way
Palm Beach, Florida 33480
Facsimile: (561) 863-1704

with a copy to:

WECHSLER & COHEN, LLP
17 State Street, 15th Floor
New York, NY 10004
Facsimile: (212) 847-7955
Attention: David B. Wechsler, Esq.
Any party may change its address for purposes of this Section 11 by providing the other parties with written notice of the new address in the manner set forth above.
     13. Successors of the Company or Parent. The Company and Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, by agreement in form and substance satisfactory to Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Parent would be required to perform it if no such succession had taken place. Failure of the Company or Parent, as applicable, to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Consultant to compensation in the same amount and on the same terms as Consultant would be entitled hereunder if Consultant terminated the Consulting Period for Good Reason, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets and (ii) “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets. In addition, a successor shall also include any other person or entity which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.
     14. Assignment; Binding Effect. Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company and Parent. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant dies while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.
     15. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company and Parent. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     16. Invalid Provisions. Should any portion of this Agreement other than Section 4 be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     18. Governing Law Enforcement and Disputes. This Agreement shall be governed by and construed in accordance with the laws of the sale of Delaware without regard to its rules of conflict of laws. Any dispute or controversy in any way arising under or in connection with this Agreement shall be decided by arbitration conducted in New York County, New York, by three arbitrators, in accordance with the rules and under the auspices of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction. All administration fees and arbitration fees shall be paid solely by the Company. Notwithstanding the above, a party shall be entitled to seek a temporary restraining order, if appropriate, in any court of competent jurisdiction to prevent a continuation of an alleged violation. The prevailing party shall recover its or his reasonable attorneys’ fees and costs in any dispute or controversy arising under or in connection with this Agreement.

     19. Captions. The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.
     20. Tax Matters. Consultant agrees, upon the request of the Company and/or the Parent, to provide any reasonable assistance to the Parent and/or the Company required to demonstrate that Consultant’s services under this Agreement qualified as services by an independent contractor and all appropriate taxes with respect to any amounts paid hereunder (including but not limited to self-employment and income tax payments) have been paid.
     21. Entire Agreement. This Agreement and the Non-Competition Agreement constitute the entire agreement between the parties hereto and supersedes any and all prior and contemporaneous promises, agreements, representations and understandings between and/or among the parties. Consultant agrees that if the Merger is consummated, Consultant’s employment with the Company will terminate at the Effective Date.
     22. Survival of Certain Provisions. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 8 through 21 hereof shall survive the termination or expiration of the Consulting Period or this Agreement; provided however that Consultant’s obligations to the Company and the Parent under this Agreement and the Non-Competition Agreement shall cease if the Company and/or Parent fail to timely honor and/or breaches its/their obligations hereunder.
[Signature page follows]

     IN WITNESS WHEREOF, the Company, Parent and Consultant have executed and delivered this Agreement as of the date written above.

ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

SOUTHERN UNION COMPANY

By:	/s/ Richard N. Marshall
Name:	Richard N. Marshall
Title:	Senior Vice President and Chief Financial Officer

GEORGE L. LINDEMANN

By:	/s/ George L. Lindemann
Name:

[Signature Page to Consulting Agreement]